October 20, 2003

Richard Claiden
10 Beechwood Road
Bronxville, NY 10708

Dear Richard:

We are please to offer you the position of Chief Financial Officer of Primus
Asset Management, Inc. ("Primus"). This letter will confirm our understanding of the conditions of your employment.

Your responsibilities at Primus will include serving as the Chief Financial
Officer of Primus and its affiliates, and as a director of certain of those affiliates. You will report directly to me and be a member of our Management
Committee. Subject to your agreement with this letter and completion of reference checks, your employment will begin immediately.

Your employment status will be that of a regular full-time employee. The salary for your position is $250,000 per annum, payable semi-monthly. You will be eligible for an annual merit bonus payable partly in cash and partly in restricted stock of Primus Guaranty, Ltd. Your target bonus for 2004 will be
$250,000. For 2003, you will be entitled to a guaranteed cash bonus equal to
$250,000 pro-rated for the portion of the year for which you are employed by
Primus. You will also be eligible for consideration for an annual award of options on Primus Guaranty stock under its Stock Incentive Plan (the "Plan").

Additionally, upon or as soon as practicable after your agreement with this letter, you will be awarded 400,000 common shares or, at your election, restricted stock units with respect to shares ("Shares") of Primus Guaranty,
Ltd. ("Primus Guaranty"). The terms of the award will be further described in the grant letter that will be issued promptly after you commence employment.
One-third of the number of Shares granted pursuant to this award will vest on each of the first three anniversaries of the date of your commencement of employment. Upon your termination of employment, all Shares granted that have not yet vested will be forfeited back to Primus Guaranty. With respect to any
Shares that may be issued to you, you will be a party to the Shareholders'
Agreement among Primus Guaranty and its shareholders, dated as of March 12,
2002, as the same may be amended from time to time and be subject to the terms therein. The Company shall have the right to withhold from any amount payable hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

You are also entitled to the employee benefits generally offered to Primus staff. These benefits currently include medical, dental, prescription drug, and vision care insurance coverage consistent with financial industry standards plus a 401(k) plan with limited Company match. You will also be entitled to four weeks vacation per year.

As an employee, you will also be subject to the policies regarding Proprietary
Information and Innovations as described in Appendix A to this letter.

Please be advised that this letter should not be construed as a contract of employment for any particular period of time. Both employee and employer understand that employment is at will.

If the foregoing is acceptable to you, kindly sign and return to me a copy of this letter. Welcome to Primus. We are looking forward to having you as part of our team.

Kind Regards,

/s/ Thomas W. Jasper
-----------------------------------
Thomas W. Jasper
Chief Executive Officer

Agreed to and accepted by:

/s/ Richard Claiden
-----------------------------------
Richard Claiden

                                   APPENDIX A

                              PRIMUS SERVICES, INC.
                     PROPRIETARY INFORMATION AND INNOVATIONS

Proprietary Information. You understand that your work with the Company will involve access to and creation of confidential (including trade secrets) and proprietary information (collectively "Proprietary Information") and recognize that it is in the legitimate business interest of the Company to restrict your disclosure or use of Proprietary Information. You therefore agree that you will maintain the confidentiality of, and will never use or disclose, or authorize any other person or entity to use or disclose, any Proprietary Information, other than in connection with your employment as necessary to further the business objectives of the Company or as may be required by law or legal process or as may be required for you to enforce your rights under this Letter Agreement or as a stockholder of the Company. The term Proprietary Information includes, by way of example and without limitation, matters of a technical nature, such as software design and specifications, financial models, scientific, trade and engineering secrets, "know-how", formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Company and its subsidiaries and affiliates, the management, operation and planning of the
Company and its subsidiaries and affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the
Company and its subsidiaries and affiliates, and other information of a similar nature to the extent not available to the public, and plans for future development, but does not include any information that has been publicly disclosed or was known to you prior to accepting employment with the Company.
You acknowledge that your obligations under this paragraph shall survive your termination of employment with the Company.

Innovations. You agree to promptly and fully disclose to the Company all ideas, inventions, discoveries, creations, designs, materials, works of authorship, trademarks, and other technology and rights (and any related improvements or modifications thereof), whether patentable or not, copyrightable or not, or otherwise protectable or not under any form of legal protection afforded to intellectual property (collectively, "Innovations"), relating to any activities of the Company and its subsidiaries and affiliates, conceived or developed by you alone or with others during your employment or any prior term of employment with the Company or its affiliates, whether or not conceived during regular business hours. Such Innovations shall be the sole property of the Company. To the extent possible, such Innovations shall each be considered a Work Made For
Hire by you for the Company within the meaning of the U.S. Copyright Act. To the extent such Innovations may not be considered such a Work Made For Hire, you hereby assign to the Company, without additional consideration, any right, title, or interest you may now have in such Innovations, and going forward, you agree to automatically assign to the Company at the time of creation of the
Innovations, without additional consideration, any right, title, or interest you may

have in such Innovations. You will (whether during or after your employment with the Company) execute such written instruments and do other such acts as may be necessary in the reasonable opinion of the Company to obtain a patent, register a copyright, or otherwise protect or enforce the Company's rights in such Innovations. You agree to assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Innovations.